ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20110851063-37
	Filing Date and Time
	12/01/2011 10:32 AM
	Entity Number
	E0736372007-3

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Rhino Productions, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article First is amended in its entirety to read as follows:

"First: The name of the corporation is Yakun International Investment and Holding Group."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: See attachment

4. Effective date and time of filing: (optional) Date: 12/14/2011 Time: 4:00 PM EST

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer Yakun Song, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Attachment to Certificate of Amendment
of
Rhino Productions, Inc.

3. The amendment was approved by the written consent of the holder of 10,250,000 shares of common stock, representing approximately 85% of the outstanding shares in accordance with the provisions of NRS 78.320(2).